Exhibit 99.1

GoGreen Investments Corporation Confirms Funding and Extension of Deadline to Complete Initial Business Combination

New York, NY, April 17, 2023 (GLOBE NEWSWIRE) -- GoGreen Investments Corporation (NYSE: GOGN.U) (the “Company” or “GoGreen”) announced today that it has issued a promissory note in the principal amount of up to $2,760,000 (the “Extension Note”) to GoGreen Sponsor 1 LP and Lifezone Limited, which have deposited an aggregate amount of $2,760,000 (representing $0.10 per public share) (the “Extension Loan”) into the Company’s trust account (the “Trust Account”) for its public stockholders.

The Extension Loan enables the Company to extend the date by which the Company must complete its initial business combination (the “Extension”) from April 25, 2023, to July 25, 2023 (the “Extended Date”). The Extension is the second of two three-month extensions permitted under the Company’s governing documents. The proceeds of the Extension Loan will be held in the Trust Account and used to fund any redemptions of the Company’s public shares.

The Extension Note is non-interest bearing and non-convertible. If the Company does not complete an initial business combination by the Extended Date, the Extension Loan will be repaid exclusively from funds held outside of the Trust Account.

About GoGreen Investments Corporation

GoGreen Investments Corporation is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the clean/renewable energy space. GoGreen is led by Chief Executive Officer John Dowd.

www.gogreeninvestments.com

Forward-Looking Statements

This press release may include, and oral statements made from time to time by representatives of the Company may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements regarding possible business combinations and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”). All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact

Michael Sedoy, CFA
CFO
713.337.4075
info@gogreeninvestments.com